Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 (File No. 333-163892) pertaining to the 2009 Stock Incentive Plan of Team Health Holdings, Inc. and the Registration Statement Form S-8 (File No. 333-167141) pertaining to the 2010 Employee Stock Purchase Plan and the 2010 Nonqualified Stock Purchase Plan of Team Health Holdings, Inc. of our reports dated February 8, 2011, with respect to the consolidated financial statements and schedule of Team Health Holdings, Inc., and the effectiveness of internal control over financial reporting of Team Health Holdings Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/    Ernst & Young LLP

Nashville, Tennessee

February 8, 2011